Global Technologies Group

GLOBAL TECHNOLOGIES GROUP, INC. FINAL CERTIFED MERCURY EMISSIONS TESTING

June 6, 2012, Sarasota, Florida.  Global Technologies Group, Inc. (GTGP.PK) presents the final certified report dated June, 2012 for Mercury emissions testing completed by MSE Technology Applications, Inc.

Cement Plant Mercury Emissions Final certified Testing Using MBS

Global Technologies Group, Inc. (Global) contracted MSE Technology Applications, Inc. (MSE) to perform a series of tests to determine if Molecular Bonding System (MBS), a metals treatment agent, can reduce mercury concentrations within a moist gas stream at elevated temperatures specifically for cement plants.  MBS has historically been used to bond with metals in contaminated soils and has also been previously tested to reduce mercury emissions in a power plant with success.

Excerpt from the report.
To access the complete report: http://glbtech.com/CEMENT_PLANT_FINAL__REPORT.asp

7.0           Conclusions
The Phase 1 go/no-go testing proved that MBS when combined with PAC can remove more than two times the amount of mercury than PAC can remove alone. These tests also proved that MBS alone can remove more than five times the amount of mercury from a nitrogen off-gas than PAC alone.

Phase II Testing confirmed that MBS does not introduce any NOX, SOX, or acid gasses into the off-gas stream. Phase II Testing also proved that the combined MBS and PAC treatment agents can remove more mercury from off-gas than PAC alone, and that MBS alone can remove almost four times as much mercury than PAC alone in a compressed air system.

8.0           Recommendations
Because the combination of MBS and PAC can remove substantially more mercury from an off-gas system than PAC alone, MSE recommends that the MBS technology be implemented at full scale in a cement plant with a PAC system. The MBS technology could also be implemented as a stand-alone technology for mercury emissions reduction.

“As a result of the successful testing of the MBS treatment for removal of Mercury from flue gases, we are preparing the final documentation for dissemination to the Portland Cement Association and its members worldwide and the various cement and power companies we have previously discussed this treatment with and our contacts in China, Singapore and India who have been waiting for this certified final report.

 “We have also appointed MSE Technology Applications, Inc., to handle all the testing, monitoring, setup, technical aspects and implementation of our coming projects,” Stated James Fallacaro, President.

The United States Environmental Protection Agency (EPA) will implement new mercury emissions regulations in 2013 and many cement plants and Power plants will not be able to meet the more stringent regulations.  Some of these plants have installed powdered activated carbon (PAC) systems in an attempt to reduce mercury emissions to comply with the new regulations. However, mercury emissions have not been reduced enough to meet the new regulations at some of the plants.

Global Technologies Group, Inc. (GLOBAL) is a company that is in the business of acquiring exclusive licenses and distribution and reseller contracts on proven technologies in the environmental, green and war fighter industries. The criteria for the licensing or distribution agreements of the technologies are: they must be proven, validated and in use. The business plan of Global is to sublicense the technologies it acquires to companies in Countries covered under the original license grants and for its own use. For our exclusive distribution and reseller agreements, we partner with appropriate representatives in the covered countries for resale of turn key projects. Solucorp Industries is the patent holder and licensor of the MBS/IFS2C technology.

Contact:

JAMES FALLACARO

JIMF@GLBTECH.COM

941-685-1616

WWW.GLBTECH.COM